EX-99.1 Press Release

NEWS RELEASE
Contact: Investor Relations
(206) 298-2909

EMERITUS ANNOUNCES NEW BOARD MEMBER

SEATTLE, WA, (November 13, 2008) - Emeritus Corporation (NYSE: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, today announced the appointment of Mr. Richard Macedonia to its Board of Directors.

Richard Macedonia is currently the Chief Executive Officer Emeritus of Sodexo North America.  Mr. Macedonia also served in the capacity of Chief Operating Officer of Sodexo Alliance, as well as President and Chief Executive Officer of Sodexo North America, from 2003-2007.  Since 1968, Mr. Macedonia has served in various executive management positions with predecessor companies SAGA Corporation and Marriott International, Inc. and was appointed as a Division Vice President with Sodexo in 1998.

Mr. Richard Macedonia’s appointment is effective November 13, 2008.  He will replace Mr. T. Michael Young, who has tendered his resignation from the Board in order to devote more time to his business and investment activities.

Mr. Dan Baty, Chairman of the Board, stated “We are pleased that Mr. Macedonia has agreed to join the Board and we look forward to benefitting from the insight and perspective he has gained from over 40 years in the food services and facilities management business. We would also like to thank Mr. Young for his years of service and dedication to the Company.  He has made a very strong contribution to Emeritus’ success and we wish him well in his business endeavors.”

Mr. Macedonia has also been appointed to serve on the Audit, Compensation and Nominating and Corporate Governance committees of the Board.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 289 communities in 36 states representing capacity for approximately 25,000 units and approximately 29,800 residents at September 30, 2008.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.